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                                                                  Exhibit (a)(3)

                           OFFER TO PURCHASE FOR CASH

                                       BY

                                N.A.J. CO., LTD.
                                      FOR

                   ALL OUTSTANDING SHARES OF THE COMMON STOCK
                         AND AMERICAN DEPOSITARY SHARES
                                       OF

                              AMWAY JAPAN LIMITED
       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE OUTSIDE OF JAPAN AT
           12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 17, 1999
                        UNLESS THE OFFER IS EXTENDED.

                                                               November 18, 1999

To: Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

     We have been appointed by N.A.J. Co., Ltd., a joint stock corporation (kabushiki kaisha) organized under the laws of Japan (the "Company") and an entity controlled, directly or indirectly, by the DeVos and Van Andel families and certain corporations, trusts, and other entities established by or for the benefit of such families (the "Principal Shareholders"), to act as Dealer Managers outside of Japan in connection with its offer (the "Offer") to purchase all the outstanding shares of the Common Stock, no par value (the "Common Stock"), and American Depositary Shares, each representing one-half of one share of Common Stock (the "ADSs" and, together with the Common Stock, the "Shares"), that are beneficially owned by the shareholders of Amway Japan Limited, a joint stock corporation (kabushiki kaisha) organized under the laws of Japan ("AJL"). The Company has been informed by the Principal Shareholders that they will not tender their Shares ("Non-Tendered Shares") in response to the Offer (other than 550,000 Shares owned by one of the charitable foundations established by certain of the Principal Shareholders ("Foundation Tendered Shares")). The purchase price for each share of Common Stock will be (Yen)1,490 in cash (the "Common Stock Purchase Price"). The purchase price for each ADS purchased in the Offer will be (Yen)745 in cash (the "ADS Purchase Price" and, together with the Common Stock Purchase Price, the "Purchase Price"), which is equal to one-half of the Common Stock Purchase Price (because each ADS represents one-half of one share of Common Stock). The ADS Purchase Price will be payable in and converted into U.S. dollars using the noon buying rate in New York City for cable transfers of yen announced for customs purposes by the Federal Reserve Bank of New York on the date of settlement of the Offer in Japan (the "Common Stock Settlement Date"), which is presently anticipated to be not later than six trading days after the expiration of the Offer in Japan (or, if necessary for administrative convenience, on the business day next preceding the Common Stock Settlement
Date). The ADSs are evidenced by American Depositary Receipts ("ADRs"). There will be deducted from the Purchase Price paid to each holder any U.S. backup withholding and Japanese income taxes which may be required to be withheld. The Offer is for all Shares of AJL or any lesser number of Shares tendered and not withdrawn. With respect to the Common Stock, the Offer will expire in Japan, unless extended, on December 17, 1999, and, with respect to the ADSs, it will expire outside of Japan, unless extended, at 12:00 midnight, New York City time, on December 17, 1999. The Company is making the Offer outside Japan in accordance with the terms and conditions described in the Company's Offer to Purchase, dated November 18, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal"). The Company has appointed Nikko Salomon Smith Barney Limited (the "Agent") to act as its sole offer agent in Japan. The Agent, in turn, has appointed The Nikko Securities Co., Ltd. as its sub-agent. In addition, Morgan Stanley Dean Witter Japan Limited will act as sole intermediary securities firm in Japan.

     ONLY ADSS MAY BE TENDERED INTO THE OFFER PURSUANT TO THE LETTER OF TRANSMITTAL. IN ORDER TO TENDER COMMON STOCK INTO THE OFFER, EACH HOLDER OF COMMON STOCK MUST OBTAIN, OR, IF RESIDENT OUTSIDE OF JAPAN, REQUEST FROM ITS STANDING AGENT IN JAPAN, COPIES OF THE JAPANESE TENDER OFFER EXPLANATORY STATEMENT, THE JAPANESE COUNTERPART OF THE OFFER TO PURCHASE, INCLUDING THE TENDER OFFER APPLICATION FORM, THE JAPANESE COUNTERPART OF THE LETTER OF TRANSMITTAL, BY WHICH SUCH HOLDER MAY TENDER COMMON STOCK INTO THE OFFER. HOLDERS OF COMMON STOCK MAY NOT TENDER COMMON STOCK INTO THE OFFER PURSUANT TO THE LETTER OF TRANSMITTAL. SEE "THE OFFER -- PROCEDURE FOR TENDERING SHARES" IN THE OFFER TO PURCHASE.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR SUBJECT TO ANY OTHER CONDITIONS.
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     THE BOARD OF DIRECTORS OF AJL (WITH MESSRS. DEVOS, VAN ANDEL AND SUMIHIRO
NOT PARTICIPATING) RECOMMENDS THAT THE HOLDERS OF SHARES, OTHER THAN FOUNDATION TENDERED SHARES AND NON-TENDERED SHARES, ACCEPT THE OFFER AND TENDER THEIR SHARES IN RESPONSE TO THE OFFER.

     EACH HOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     For your information and for forwarding to your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.   Offer to Purchase, dated November 18, 1999;

          2. Letter to Clients that may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          3. Letter dated November 18, 1999 from Stephen A. Van Andel to holders of the Common Stock and ADSs;

          4. Letter of Transmittal for your use and for the information of your clients; and

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE OUTSIDE JAPAN AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED.

     No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of ADSs pursuant to the Offer other than fees paid to the Agent, the Information Agent and the Depositary as described in "The
Offer -- Fees and Expenses" in the Offer to Purchase. The Company will, however, upon written request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of ADSs held by you as a nominee or in a fiduciary capacity. However, applicable U.S. backup withholding and Japanese income taxes will be withheld from the gross proceeds of all purchases of Shares pursuant to the Offer. See "The Offer -- Acceptance for Payment of Shares and Payment of Purchase Price" in the Offer to Purchase and Instructions 7, 9 and 10 of the Letter of Transmittal.

     In order to accept the Offer with respect to ADSs, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either ADRs evidencing the tendered ADSs or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and in "The
Offer -- Procedure for Tendering Shares" in the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to Georgeson Shareholder Communications Inc., Morgan Stanley & Co. Incorporated or J.P. Morgan & Co. at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed materials may be obtained from Georgeson Shareholder Communications Inc., the Information Agent, telephone: (212) 440-9800 (call collect).

                                         Very truly yours,

                                         Morgan Stanley & Co. Incorporated
                                         J.P. Morgan & Co.

Enclosures
   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE DEALER MANAGERS, THE AGENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.